UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2014

          First Commonwealth Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 Philadelphia Street, Indiana, PA	15701
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 10, 2014, First Commonwealth Financial Corporation (“FCFC”) announced the appointment of James R. Reske as Executive Vice President and Chief Financial Officer of FCFC and its subsidiary First Commonwealth Bank. Mr. Reske has served since May 2008 as Executive Vice President, Chief Financial Officer and Treasurer at United Community Financial Corporation in Youngstown, Ohio. Prior to joining United Community Financial Corporation, Mr. Reske was an investment banker with KeyBanc Capital Markets, Inc. from 2002 to May 2008, focusing on community banks and thrifts in the Midwest. Prior to joining KeyBanc Capital Markets, Mr. Reske was an investment banker in the financial institutions group at Morgan Stanley in New York, and practiced banking law with Wachtell Lipton Rosen & Katz and Sullivan & Cromwell.

In connection with his appointment, FCFC and Mr. Reske entered into an Employment Agreement, a Restricted Stock Agreement and a Change of Control Agreement.

The initial term of the Employment Agreement is three years with successive renewal terms of one year unless either FCFC or Mr. Reske notifies the other that the term will not be renewed. The Employment Agreement provides for a base salary of $350,000, a signing bonus of $50,000, and participation by Mr. Reske in such short- and long-term incentive plans as may be offered to executive employees of FCFC, including a prorated (3/4ths) award under FCFC’s 2014 Annual Incentive Plan with a target award of 35% of Mr. Reske’s base salary and a restricted stock unit award under FCFC’s 2014-2016 Long-Term Incentive Plan with a target award of 14,000 shares. Mr. Reske will also receive 27,500 shares of time-vesting restricted stock subject to the terms of the Restricted Stock Agreement. These shares will vest in three equal installments on each of the first three anniversaries of the grant date, subject to accelerated vesting if Mr. Reske dies or becomes disabled, there is a “Change of Control” (as defined in the Change of Control Agreement) or if Mr. Reske’s employment is terminated by FCFC without “Cause” (as defined in the Employment Agreement”) or by Mr. Reske with “Good Reason” (as defined in the Employment Agreement).

If FCFC terminates Mr. Reske’s employment without Cause, or if Mr. Reske terminates his employment with FCFC for Good Reason, Mr. Reske is entitled to the payment of any accrued salary and unused vacation time, continued payment of base salary for a period of time that is the greater of the remainder of the term of the Employment Agreement or 12 months, and the payment of premiums for continuation of health insurance coverage under COBRA for up to 12 months.

Pursuant to the Change of Control Agreement, if Mr. Reske’s employment is terminated without “Cause” (as defined in the Change of Control Agreement) by FCFC or any successor or for “Good Reason” (as defined in the Change of Control Agreement) by Mr. Reske within 24 months after a Change of Control, then Mr. Reske is entitled to receive (A) any accrued and unpaid base salary and unused vacation time; (B) an amount equal to two times: (i) Mr. Reske’s annual base salary immediately prior to the Change of Control; (ii) the average of the aggregate annual amount of all bonuses paid to Mr. Reske during the 36-month period (or Mr. Reske’s period of employment, if less) preceding the Change of Control; (iii) the aggregate amount of all contributions by FCFC for the account of Mr. Reske under FCFC’s 401(k) plan during the 12-month period preceding the Change of Control; and (iv) the aggregate of all contributions by FCFC for the account of Mr. Reske to FCFC’s Non-Qualified Deferred Compensation Plan during the 12-month period preceding the Change of Control, which amount is payable in equal periodic installments during the 24-month period immediately following the termination of Mr. Reske’s employment; and (C) payment of premiums for continuation of health insurance coverage under COBRA for a period of 18 months following the termination of Mr. Reske’s employment.

The preceding summary of the material terms of the Employment Agreement, the Restricted Stock Agreement and the Change of Control Agreement is qualified in its entirety by reference to the text of those agreements, copies of which are filed as Exhibits 10.1, 10.2, and 10.3, to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.    Description

10.1	Employment Agreement dated April 10, 2014 by and between First Commonwealth Financial Corporation and James R. Reske
10.2	Restricted Stock Agreement dated April 10, 2014 by and between First Commonwealth Financial Corporation and James R. Reske
10.3	Change of Control Agreement dated April 10, 2014 by and between First Commonwealth Financial Corporation and James R. Reske
99.1	Press release dated April 10, 2014 announcing the appointment of James R. Reske as Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2014            FIRST COMMONWEALTH FINANCIAL CORPORATION
(Registrant)

By:     /s/ Matthew C. Tomb
Matthew C. Tomb
Executive Vice President, Chief Risk Officer
and General Counsel